For Immediate Release
     March 8, 2019

Aleris Reports Fourth Quarter and Full Year 2018 Results
CLEVELAND, Ohio – March 8, 2019 – Aleris Corporation today reported results for the three months and year ended December 31, 2018.
Fourth Quarter Summary

▪	Net loss of $23 million compared to net loss of $107 million in the fourth quarter of 2017

▪	Record fourth quarter Adjusted EBITDA of $61 million compared to $37 million in 2017

▪	Increasing commercial shipments from North America automotive assets

▪	Continued strong demand and improved operating performance increased Europe automotive volumes

▪	Global aerospace volumes increased as the effect of destocking has ended

▪	Strong building and construction demand and favorable metal environment in North America

▪	Liquidity of approximately $469 million as of December 31, 2018
Full Year Summary

▪	Net loss of $92 million compared to net loss of $211 million in 2017

▪	Record Adjusted EBITDA of $276 million compared to $201 million in 2017

▪	Increased commercial shipments from North America automotive assets; began supplying primary automotive OEM customer under multi-year agreement

▪	Higher automotive volumes in Europe from strong demand and improved operating performance

▪	Second half aerospace volumes benefited from the end of destocking and multi-year contracts; record aerospace volumes in Asia Pacific

▪	Strong building and construction demand and favorable metal environment in North America

▪	Completed debt refinancing that substantially increased liquidity and extended maturity profile to 2023

▪	Announced a definitive agreement for Aleris Corporation to be acquired by Novelis, Inc.
First Quarter Outlook

▪	First quarter 2019 segment income and Adjusted EBITDA expected to be higher sequentially and higher than the first quarter of 2018

▪	Commercial shipments from North America automotive assets are expected to continue to grow based on committed volumes

▪	European automotive volumes expected to continue to benefit from healthy demand and productivity improvements

▪	Global aerospace volumes expected to benefit from a return to growth and higher volumes from our new multi-year contracts

▪	Favorable year-over-year metal spreads and rolling margins expected in North America

▪	Continued inflationary cost pressure expected

“Our global growth strategy delivered strong results in 2018 with record volumes and record adjusted EBITDA,” said Sean Stack, Chairman and CEO. “Our Lewisport, Kentucky automotive facility is delivering products to customers and, in the fourth quarter, began to produce commercial shipments from the second of our two auto finishing lines at that facility. Additionally, we have seen the aerospace industry return to growth in the second half of the year and have benefited from deliveries under our multi-year aerospace agreements. We expect these trends to continue into 2019, and expect to deliver year-over-year growth in adjusted EBITDA.”

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	203	184	873	800
Revenue	$802	$694	$3,446	$2,857
Commercial margin (1)	$352	$291	$1,418	$1,199
Segment income	$67	$44	$349	$230
Net loss	$(23)	$(107)	$(92)	$(211)
Adjusted EBITDA (1)	$61	$37	$276	$201
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Fourth Quarter 2018 Results
Net loss was $23 million in the fourth quarter of 2018 compared to a net loss of $107 million in the fourth quarter of 2017. Adjusted EBITDA was a fourth quarter record of $61 million, up from $37 million in the fourth quarter of 2017. Fourth quarter net loss and Adjusted EBITDA were affected by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $23 million;

▪
a 10 percent increase in total volumes, improved mix and favorable absorption in Europe increased Adjusted EBITDA approximately $13 million. The volume increase included 67 percent and 21 percent increases in global automotive and aerospace shipments, respectively, as well as increased North America building and construction and transportation volumes. Shipments from our new North America automotive assets, strong operating performance in Europe and customer model launches drove an increase in automotive shipments. As aerospace supply chain destocking ends, we are returning to normal demand patterns and benefiting from our multi-year supply agreements;

▪
favorable productivity in Europe and our continuous cast business in North America was more than offset by the impact of the ramp-up of automotive production and the higher cost structure of the Lewisport facility, as we absorb costs previously considered start-up expense. In addition, labor costs and energy prices increased and North America freight costs were significantly higher. These factors combined to decrease Adjusted EBITDA approximately $14 million; and

▪	a stronger dollar favorably impacted Adjusted EBITDA approximately $2 million.
In addition, net loss was favorably impacted by the following:

▪	in the prior year, we recorded a $23 million impairment of receivables held in escrow from the sale of our former recycling business that did not recur in 2018;

▪
a $15 million favorable change in unrealized derivative gains (approximately $20 million of unrealized gains in the fourth quarter of 2018 compared to $4 million of unrealized gains in the fourth quarter of 2017);

▪
a $15 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase during the third quarter (substantially all of the costs previously considered start-up expense have been absorbed within Adjusted EBITDA as discussed in the productivity section above); and

▪	a $12 million decrease in the tax provision.
These favorable changes to net loss were partially offset by:

▪	a $5 million increase in interest expense resulting primarily from increased borrowings related to the refinancing completed in the second quarter of 2018;

▪	$4 million of income from discontinued operations recorded in the prior year period; and

▪	a $2 million increase in depreciation expense, as substantially all of the assets related to the North America ABS Project have been placed into service.
In the fourth quarter of 2018, capital expenditures were $32 million compared to $33 million in the fourth quarter of 2017.
As of December 31, 2018, Aleris had liquidity of approximately $469 million, which consisted of approximately $353 million of availability under our ABL Facility, $109 million of cash on hand and $7 million of cash restricted for the payment of the China Loan Facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $30 million in the fourth quarter of 2018 from $13 million in the fourth quarter of 2017. Segment Adjusted EBITDA increased to $32 million in the fourth quarter of 2018 from $15 million in the fourth quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins, favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $23 million;

▪
a 17 percent increase in volumes increased segment Adjusted EBITDA approximately $6 million. Automotive volumes increased more than 300 percent as shipments of autobody sheet continue to increase. Building and construction and truck trailer volumes increased 8 percent and 4 percent, respectively, as a result of favorable demand and improved operating performance; and

▪
our continuous cast operations continued to deliver solid productivity gains and improved operational performance. However, these improvements were more than offset by wage inflation, significantly higher freight costs and unfavorable productivity at our Lewisport facility. Productivity at the Lewisport facility was affected by the automotive ramp-up, the absorption of costs previously considered start-up expense and a cost structure designed for a manufacturing rate at which the facility is not yet producing. We believe these factors are transitory and combined to decrease Adjusted EBITDA approximately $12 million.

Europe
Europe segment income increased to $29 million in the fourth quarter of 2018 from $26 million in the fourth quarter of 2017. Segment Adjusted EBITDA increased to $31 million in the fourth quarter of 2018 from $26 million in the fourth quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
favorable mix and cost absorption increased segment Adjusted EBITDA approximately $6 million. The favorable cost absorption resulted from a build of aerospace inventory in advance of expected shipment increases in the first quarter of 2019 as well as the unfavorable impact of absorption in 2017 resulting from inventory optimization;

▪	cost inflation, primarily in natural gas, electricity and wages more than offset productivity gains, decreasing segment Adjusted EBITDA approximately $2 million; and

▪	the net impact of currency changes increased segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by a $1 million unfavorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income increased to $8 million in the fourth quarter of 2018 from $5 million in the fourth quarter of 2017. Segment Adjusted EBITDA increased to $7 million in the fourth quarter of 2018 from $4 million in the fourth quarter of 2017. The primary performance drivers for segment income and segment Adjusted EBITDA were an improved mix of products sold, resulting from a 55 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $1 million and the net impact of currency changes that increased segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close in nine to fifteen months from the date of the definitive agreement, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Full Year Results
Key financial highlights for the year ended December 31, 2018 include:

▪
Revenues of $3,446 million compared to $2,857 million for the prior year period. The increase was primarily attributable to increased volumes, particularly in the global automotive and global aerospace end-uses as well as the North America building and construction and distribution end-uses, higher average aluminum prices included in our invoiced prices, the favorable impact of exchange rates on the translation of revenues and improved rolling margins.

▪
Net loss of $92 million compared to a net loss of $211 million in the prior year period. Higher Adjusted EBITDA, a favorable change in unrealized gains on derivatives, a decrease in the provision for income taxes and lower start-up costs (the majority of which have been absorbed in Adjusted EBITDA) were partially offset by increased debt extinguishment costs, depreciation expense and interest expense. In addition, in 2017, we recorded a $23 million impairment of receivables held in escrow from the sale of our former recycling business resulting from the bankruptcy of the buyer.

Upon the finalization of the bankruptcy reorganization in 2018, we received shares of the reorganized company and net cash considerations resulting in a $12 million gain.

▪
Adjusted EBITDA increased to $276 million from $201 million in the prior year period. Strong demand, improved rolling margins, improved operating performance and a favorable metal environment in North America were partially offset by significantly higher freight costs in North America, the automotive ramp-up in Lewisport and the higher cost structure of the Lewisport facility.

▪
Cash provided by operating activities totaled $22 million in the current year compared to cash used by operating activities of $31 million in 2017. The current year cash provided by operating activities relates to $86 million of cash from earnings offset by cash used to fund a $64 million increase in net operating assets. The increase in net operating assets was primarily due to higher inventory resulting from increased aluminum prices and the ramp-up of production in Lewisport partially offset by increased deferred revenue associated with $60 million of capacity reservation fees received in the first half of 2018.

▪	Capital expenditures decreased to $108 million from $208 million in the prior year period, as the North America ABS Project has been substantially completed.
Full Year Outlook
For 2019, we expect that segment income and Adjusted EBITDA will be higher than 2018, as North America volumes continue to benefit from the mix shift to higher value-added ABS products and stable U.S. housing industry conditions, while global aerospace volumes are expected to benefit from a return to growth and higher volumes from our new multi-year contracts. In addition, beginning in 2019, common alloy products made by our North America segment are expected to benefit from recent duties imposed on imported common alloy products. We expect full year capital expenditures of approximately $120 million to $140 million. As a result of these factors, we expect to generate positive cash flow in 2019.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on March 8, 2019 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss before interest income and expense, provision for and benefit from income taxes, depreciation and amortization and income and loss from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt, impairment of amounts held in escrow related to the sale of the recycling business and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.

About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues	$801.7	$694.1	$3,445.9	$2,857.3
Cost of sales	746.1	642.7	3,160.7	2,595.9
Gross profit	55.6	51.4	285.2	261.4
Selling, general and administrative expenses	60.0	66.5	213.7	219.2
Restructuring charges	2.7	0.8	4.8	2.9
(Gains) losses on derivative financial instruments	(28.1)	14.1	(47.0)	44.7
Other operating expense, net	1.8	1.8	3.5	5.7
Operating income (loss)	19.2	(31.8)	110.2	(11.1)
Interest expense, net	38.7	33.8	144.7	124.1
Debt extinguishment costs	—	—	48.9	—
Other expense (income), net	—	30.1	(10.3)	38.8
Loss before income taxes	(19.5)	(95.7)	(73.1)	(174.0)
Provision for income taxes	3.7	15.4	18.5	40.4
Loss from continuing operations	(23.2)	(111.1)	(91.6)	(214.4)
Income from discontinued operations, net of tax	—	3.8	—	3.8
Net loss	$(23.2)	$(107.3)	$(91.6)	$(210.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Segment income:
North America	$30.5	$12.8	$196.0	$88.0
Europe	28.8	25.7	129.8	127.4
Asia Pacific	7.6	5.0	23.6	15.0
Total segment income	66.9	43.5	349.4	230.4

Depreciation and amortization	(35.9)	(33.7)	(139.7)	(115.7)
Other corporate general and administrative expenses	(20.2)	(24.2)	(58.1)	(56.3)
Restructuring charges	(2.7)	(0.8)	(4.8)	(2.9)
Interest expense, net	(38.7)	(33.8)	(144.7)	(124.1)
Unallocated gains on derivative financial instruments	19.6	4.1	22.6	3.1
Unallocated currency exchange gains (losses)	0.1	1.2	(2.3)	(2.5)
Start-up costs	(6.3)	(20.9)	(55.0)	(73.6)
Loss on extinguishment of debt	—	—	(48.9)	—
Impairment of amounts held in escrow related to the sale of the recycling business	—	(22.8)	—	(22.8)
Other (expense) income, net	(2.3)	(8.3)	8.4	(9.6)
Loss before income taxes	$(19.5)	$(95.7)	$(73.1)	$(174.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Metric tons of finished product shipped:
North America	119.0	101.6	517.5	462.0
Europe	76.9	76.9	330.4	317.3
Asia Pacific	7.6	7.4	29.4	26.9
Intra-entity shipments	(0.7)	(2.1)	(4.7)	(6.6)
Total metric tons of finished product shipped	202.8	183.8	872.6	799.6

Revenues:
North America	$443.8	$338.8	$1,915.7	$1,467.8
Europe	322.7	331.6	1,407.4	1,300.7
Asia Pacific	39.5	35.1	148.8	122.3
Intra-entity revenues	(4.3)	(11.4)	(26.0)	(33.5)
Consolidated revenues	$801.7	$694.1	$3,445.9	$2,857.3

Commercial margin(1):
North America	$188.6	$131.0	$754.0	$580.6
Europe	144.3	143.6	595.7	561.9
Asia Pacific	19.6	16.6	68.5	56.4
Total commercial margin(2)	$352.4	$290.8	$1,418.1	$1,198.9

Commercial margin per metric ton shipped:
North America	$1,584.2	$1,289.5	$1,457.0	$1,256.6
Europe	1,877.4	1,867.1	1,803.3	1,771.0
Asia Pacific	2,585.6	2,234.8	2,326.7	2,101.0

Segment Adjusted EBITDA(1):
North America(3)	$31.7	$15.4	$162.1	$96.5
Europe	30.7	26.5	128.7	127.7
Asia Pacific	7.4	4.4	22.2	12.6
Corporate	(9.2)	(9.4)	(37.0)	(36.2)
Total Adjusted EBITDA	$60.6	$36.9	$276.0	$200.6

Segment Adjusted EBITDA per metric ton shipped:
North America	$266.0	$151.3	$313.2	$208.8
Europe	399.1	344.6	389.7	402.4
Asia Pacific	972.5	586.7	753.9	469.7
Aleris Corporation	298.8	200.7	316.4	250.8

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended December 31, 2018 and 2017, start-up costs were $3.5 million and $18.5 million, respectively. For the year ended December 31, 2018 and 2017, start-up costs were $45.3 million and $66.6 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	December 31, 2018	December 31, 2017
Current Assets
Cash and cash equivalents	$108.6	$102.4
Accounts receivable, net	308.8	245.7
Inventories	772.9	631.2
Prepaid expenses and other current assets	62.7	36.1
Total Current Assets	1,253.0	1,015.4
Property, plant and equipment, net	1,395.0	1,470.9
Intangible assets, net	32.5	34.7
Deferred income taxes	60.2	70.7
Other long-term assets	38.7	52.7
Total Assets	$2,779.4	$2,644.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$374.8	$299.2
Accrued liabilities	198.1	197.4
Current portion of long-term debt	21.9	9.1
Total Current Liabilities	594.8	505.7
Long-term debt	1,906.4	1,771.4
Deferred revenue	65.0	17.0
Deferred income taxes	0.9	4.0
Accrued pension benefits	163.7	170.2
Accrued postretirement benefits	29.6	34.3
Other long-term liabilities	46.1	49.1
Total Long-Term Liabilities	2,211.7	2,046.0
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,380,867 and 32,001,318 shares issued at December 31, 2018 and December 31, 2017, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	431.8	436.3
Retained deficit	(292.2)	(203.4)
Accumulated other comprehensive loss	(167.0)	(140.5)
Total Equity	(27.1)	92.7
Total Liabilities and Equity	$2,779.4	$2,644.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating activities
Net loss	$(23.2)	$(107.3)	$(91.6)	$(210.6)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	35.9	33.7	139.7	115.7
Provision for deferred income taxes	(3.0)	18.4	2.0	32.3
Stock-based compensation expense	6.4	9.8	9.2	11.3
Unrealized gains on derivative financial instruments	(19.9)	(4.5)	(23.1)	(3.0)
Amortization of debt issuance costs	2.3	0.7	5.9	2.8
Loss on extinguishment of debt	—	—	48.9	—
Net gain on sale of discontinued operations	—	(4.6)	—	(4.5)
Non-cash loss (gain)	—	22.8	(11.1)	22.8
Other	1.4	1.1	6.5	10.1
Changes in operating assets and liabilities:
Change in accounts receivable	100.3	54.6	(45.7)	(5.7)
Change in inventories	(47.8)	(5.4)	(183.5)	(58.4)
Change in other assets	5.1	(2.3)	9.9	3.9
Change in accounts payable	7.8	(2.1)	84.7	33.7
Change in accrued and other liabilities	24.2	(13.7)	70.5	18.2
Net cash provided (used) by operating activities	89.5	1.2	22.3	(31.4)
Investing activities
Payments for property, plant and equipment	(31.9)	(32.8)	(108.2)	(207.7)
Other	(1.3)	(0.6)	(2.0)	(3.0)
Net cash used by investing activities	(33.2)	(33.4)	(110.2)	(210.7)
Financing activities
Proceeds from revolving credit facilities	75.0	173.5	295.3	575.1
Payments on revolving credit facilities	(70.7)	(107.0)	(355.1)	(536.3)
Proceeds from notes and term loans, inclusive of premiums and discounts	—	—	1,483.0	263.8
Payments on notes and term loans, including premiums	(2.8)	—	(1,292.2)	—
Net payments on other long-term debt	(1.3)	(0.9)	(9.9)	(6.4)
Debt issuance costs	(0.5)	(0.3)	(21.0)	(2.8)
Other	(2.2)	(1.6)	(2.4)	(2.9)
Net cash (used) provided by financing activities	(2.5)	63.7	97.7	290.5
Effect of exchange rate differences on cash, cash equivalents and restricted cash	(0.2)	1.0	(2.2)	4.0
Net increase in cash, cash equivalents and restricted cash	53.6	32.5	7.6	52.4
Cash, cash equivalents and restricted cash at beginning of period	62.0	75.5	108.0	55.6
Cash, cash equivalents and restricted cash at end of period	$115.6	$108.0	$115.6	$108.0

Cash and cash equivalents	$108.6	$102.4	$108.6	$102.4
Restricted cash (included in “Prepaid expenses and other current assets”)	7.0	5.6	7.0	5.6
Cash, cash equivalents and restricted cash	$115.6	$108.0	$115.6	$108.0

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Adjusted EBITDA	$60.6	$36.9	$276.0	$200.6
Unrealized gains on derivative financial instruments	19.6	4.5	22.7	3.0
Restructuring charges	(2.7)	(0.8)	(4.8)	(2.9)
Unallocated currency exchange gains (losses) on debt	0.1	0.7	(2.3)	(2.5)
Stock-based compensation expense	(6.4)	(9.8)	(9.2)	(11.3)
Start-up costs	(6.3)	(20.9)	(55.0)	(73.6)
(Unfavorable) favorable metal price lag	(2.9)	(2.7)	36.3	(6.3)
Loss on extinguishment of debt	—	—	(48.9)	—
Impairment of amounts held in escrow related to the sale of the recycling business	—	(22.8)	—	(22.8)
Other	(6.9)	(13.3)	(3.5)	(18.4)
EBITDA	55.1	(28.2)	211.3	65.8
Interest expense, net	(38.7)	(33.8)	(144.7)	(124.1)
Provision for income taxes	(3.7)	(15.4)	(18.5)	(40.4)
Depreciation and amortization	(35.9)	(33.7)	(139.7)	(115.7)
Income from discontinued operations, net of tax	—	3.8	—	3.8
Net loss	(23.2)	(107.3)	(91.6)	(210.6)
Depreciation and amortization	35.9	33.7	139.7	115.7
(Benefit from) provision for deferred income taxes	(3.0)	18.4	2.0	32.3
Stock-based compensation expense	6.4	9.8	9.2	11.3
Unrealized gains on derivative financial instruments	(19.9)	(4.5)	(23.1)	(3.0)
Amortization of debt issuance costs	2.3	0.7	5.9	2.8
Loss on extinguishment of debt	—	—	48.9	—
Non-cash loss (gain)	—	22.8	(11.1)	22.8
Net gain on sale of discontinued operations	—	(4.6)	—	(4.5)
Other	1.4	1.1	6.5	10.1
Change in operating assets and liabilities:
Change in accounts receivable	100.3	54.6	(45.7)	(5.7)
Change in inventories	(47.8)	(5.4)	(183.5)	(58.4)
Change in other assets	5.1	(2.3)	9.9	3.9
Change in accounts payable	7.8	(2.1)	84.7	33.7
Change in accrued and other liabilities	24.2	(13.7)	70.5	18.2
Net cash provided (used) by operating activities	$89.5	$1.2	$22.3	$(31.4)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
North America
Segment income	$30.5	$12.8	$196.0	$88.0
Unfavorable (favorable) metal price lag	1.2	2.5	(33.9)	8.5
Segment Adjusted EBITDA (1)	$31.7	$15.4	$162.1	$96.5

Europe
Segment income	$28.8	$25.7	$129.8	$127.4
Unfavorable (favorable) metal price lag	1.9	0.8	(1.0)	0.3
Segment Adjusted EBITDA (1)	$30.7	$26.5	$128.7	$127.7

Asia Pacific
Segment income	$7.6	$5.0	$23.6	$15.0
Favorable metal price lag	(0.2)	(0.6)	(1.4)	(2.4)
Segment Adjusted EBITDA (1)	$7.4	$4.4	$22.2	$12.6

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
North America
Revenues	$443.8	$338.8	$1,915.7	$1,467.8
Hedged cost of metal	(256.4)	(210.3)	(1,127.8)	(895.7)
Unfavorable (favorable) metal price lag	1.2	2.5	(33.9)	8.5
Commercial margin	$188.6	$131.0	$754.0	$580.6

Europe
Revenues	$322.7	$331.6	$1,407.4	$1,300.7
Hedged cost of metal	(180.3)	(188.8)	(810.7)	(739.1)
Unfavorable (favorable) metal price lag	1.9	0.8	(1.0)	0.3
Commercial margin	$144.3	$143.6	$595.7	$561.9

Asia Pacific
Revenues	$39.5	$35.1	$148.8	$122.3
Hedged cost of metal	(19.7)	(17.9)	(78.9)	(63.5)
Favorable metal price lag	(0.2)	(0.6)	(1.4)	(2.4)
Commercial margin	$19.6	$16.6	$68.5	$56.4

Aleris Corporation
Revenues	$801.7	$694.1	$3,445.9	$2,857.3
Hedged cost of metal	(452.2)	(406.0)	(1,991.5)	(1,664.7)
Unfavorable (favorable) metal price lag	2.9	2.7	(36.3)	6.3
Commercial margin	$352.4	$290.8	$1,418.1	$1,198.9